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                                                                     EXHIBIT 4.1

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT

         THIS FOURTH AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of the 13th day of April, 2000, by and between RAILAMERICA, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").



                                    RECITALS

         WHEREAS, on January 6, 1998, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of common stock, $.001 par value, of the Company outstanding at the close of business on January 20, 1998; and

         WHEREAS, the Company and the Rights Agent entered into a certain Rights Agreement, dated as of January 6, 1998, as amended September 3, 1998, April 18, 1999 and January 13, 2000 (the "Rights Agreement"), providing, among other things, for the issuance of the Rights (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement); and

         WHEREAS, the Board of Directors of the Company has approved the amendment of the Rights Agreement as hereinafter set forth, pursuant to resolutions duly adopted at a meeting of the Board of Directors held on April 13, 2000;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 1 of the Rights Agreement is hereby amended by deleting the definition of "Acquiring Person" set forth in subsection (a) thereof in its entirety and substituting therefor a new definition of "Acquiring Person" to read as follows:

                  "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, the term "Acquiring Person" shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (ii) EGS Associates, L.P., a Delaware limited partnership, EGS Partners L.L.C., a Delaware limited liability company, Bev Partners, L.P., a Delaware limited partnership, Jonas Partners, L.P., a New York limited partnership, EGS Management, L.L.C., a Delaware limited liability company, William Ehrman,





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         Frederic Greenberg, Jonas Gerstl and Julia Oliver, unless (a) such
         Persons shall be the Beneficial Owners, individually or in the aggregate, of more than twenty-five percent (25%) of the shares of Common Stock then outstanding, (b) the Agreement, dated August 21, 1998, between the Company, EGS Associates, L.P., EGS Partners, L.L.C., BEV Partners, L.P., Jonas Partners, L.P., William Ehrman, Frederic Greenberg, Frederick Ketcher, Jonas Gerstl, James McLaren and William Lautman, as such Agreement may be amended or supplemented from time to time, shall be determined to be unenforceable by a court of competent jurisdiction or (c) such Persons shall challenge the enforceability of such Agreement, (iii) Barclays Bank PLC and the lenders named in that certain Senior Secured Loan Facility and Guaranty Agreement (the "Facility") dated as of April 30, 1999 among Freight Victoria, the Company, RailAmerica Australia Pty Ltd., Barclays Bank PLC and the lenders named therein (such lenders collectively with Barclays Bank PLC to be referred to hereinafter as the "Lenders"), but only with respect to (A) warrants (the "Warrants") to purchase shares of Common Stock issued by the Company to the Lenders pursuant to the Facility and pursuant to that certain Warrant Agreement dated as of April 30, 1999 between the Company and the Lenders and (B) the shares of Common Stock issuable upon exercise of the Warrants, it being understood that all other shares of Common Stock acquired by the Lenders independent of (A) or (B) above shall be considered for purposes of determining Acquiring Person status of Lenders; or (iv) any Person who or which, together with all Affiliates and Associates of such Person, would be an Acquiring Person solely by reason of a reduction in the number of issued and outstanding shares of Common Stock of the Company pursuant to a transaction or series of related transactions approved by a majority of the Independent Directors, if any, then in office and approved by a Supermajority Vote; provided, further, however, that in the event that such Person described in the foregoing clause (iv) does not become an Acquiring Person by reason of the foregoing clause (iv), such Person shall nonetheless become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional one percent (1%) of the Common Stock of the Company, unless such additional Common Stock ownership results solely from a subsequent reduction in the number of issued and outstanding shares of Common Stock of the Company."

         2. Except as specifically amended hereby, the Rights Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

         3. This Amendment shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         4. This Amendment may be executed in counterparts and both of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute but one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                      RAILAMERICA, INC.



                                      By: /s/ Gary O. Marino
                                         ------------------------------------



                                      AMERICAN STOCK TRANSFER & TRUST COMPANY




                                      By: /s/ Herbert J. Lemmer
                                         ------------------------------------
                                              Herbert J. Lemmer
                                              Vice-President